Exhibit 4.2

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”), dated as of August 5, 2024, is by and between Caravelle International Group (the “Company”) and Lind Global Partners II LLC. (the “Seller” and together with the Company, each individually a “Party” and collectively the “Parties”).

Caravelle International Group (the “Company”) closed a private placement financing on January 10, 2024 wherein the Company sold $1,500,000 of senior secured original issue 15% discount convertible promissory note dated as of January 10, 2024 (the “Note”) to certain investors (the “Investors”) and issued warrants to purchase ordinary shares of the Company dated as of January 10, 2024 (the “Warrant”) pursuant to a securities purchase agreement dated as of January 5, 2024 (the “Securities Purchase Agreement”). In connection with the financing, the Company and the Investors (each a “Party” and together the “Parties”) entered into a security agreement dated as of January 10, 2024 (the “Security Agreement”) and a registration rights agreement dated as of January 10, 2024 (the “Registration Rights Agreement,” together with the Securities Purchase Agreement, the Note and the Warrant, the “Transaction Documents”).

WITNESSETH:

WHEREAS, the Company and the Investors have agreed to terminate all the Transaction Documents in connection with the purchase by the Company of the Note and the Warrant from the Investors pursuant to the terms of that certain Note and Warrant Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”).

WHEREAS, the parties hereto desire to terminate the Security Agreement, subject to the terms and conditions as set forth in this Agreement.

ACCORDINGLY, the Parties hereby agree as follows:

1. Termination. The Parties and the subsidiaries of the Company who entered into the joinder agreement attached hereto as Exhibit A hereto (the ‘Guarantors”) hereby agree to terminate the Security Agreement as of full payment of the Purchase Price for the Note and Warrant on the Closing Date pursuant to and in accordance with the Purchase Agreement (the “Termination Date”), and, as a result of such termination, none of the Parties or the Guarantors shall have any rights or obligations under, with respect to or in connection with the Security Agreement.

Upon execution of this Agreement, each Secured Party shall (1) irrevocably waive and agree not to assert any and all claims for cash or otherwise that such Secured Party may now have arising out of or relating to the Security Agreement and (2) on behalf of itself and all of its Related Parties, unconditionally and irrevocably release and discharge each Debtor and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Security Agreement. Upon execution of this Agreement, none of the Company or the Guarantors and any of their Related Parties will have any debt, obligation or liability to the Investors in connection with or resulting from the Security Agreement. Upon execution of this Agreement, each Guarantor shall (1) irrevocably waive and agree not to assert any and all claims for cash or otherwise that such Guarantor may now have arising out of or relating to the Security Agreement and (2) on behalf of itself and all of its Related Parties, unconditionally and irrevocably release and discharge each Investor and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case now or hereafter arising from or in connection with the Security Agreement. “Related Party” means with respect to a person, any or its affiliates, or any of its or its affiliate’s shareholders, directors, officers, managers, members, partners, trustees, employees, attorneys, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

(b) Most Favored Nations. In the event that the Company enters into an agreement with any other Investor under the Transaction Documents other than the Seller in which such Investor sells to the Company or any designee of the Company any of the securities acquired by it under the Transaction Documents (a “Subsequent Transaction”), the Company shall provide the Seller with prompt written notice of such Subsequent Transaction whereupon the Seller shall have 10 calendar days to give written notice to the Company that the Seller agrees to the terms and conditions of the Subsequent Transaction that the Seller believes are more favorable to the other Investor, and the Company shall pay the Seller the additional cash and/or securities which the Seller would have received had the transactions contemplated by this Agreement and the Purchase Agreement had the terms and conditions of the Subsequent Transaction, within three days after receipt of such notice from the Seller, and the Company shall otherwise amend the terms and conditions of this Agreement as to the Seller only so as to give the Seller the benefit of such more favorable terms or conditions contained in the Subsequent Transaction.

2. Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by all of the parties hereto including the Guarantors or, in the case of a waiver, by the party waiving compliance.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

4. Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, the City of New York, Borough of Manhattan, and each Party and Guarantor: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party and Guarantor at the address designated by such Party or Guarantor on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within the State of New York.

5. Waiver of Jury Trial. The Parties and the Guarantors hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

[Signature page to immediately follow]

IN WITNESS WHEREOF, each party to this Agreement has executed this Agreement as of the date first written above.

CARAVELLE INTERNATIONAL GROUP

By:	/s/ Hanxi Chang
Name:	Hanxi Chang
Title:	Chief Executive Officer

Lind Global Partners II LLC.

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	managing member of Lind Global Partners II LLC, general partner

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